                                                                EXHIBIT 99(a)(5)


                           OFFER TO PURCHASE FOR CASH

               ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            SMARTFLEX SYSTEMS, INC.
                                       AT
                              $10.50 NET PER SHARE
                                       BY

                             SSI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                     SATURN ELECTRONICS & ENGINEERING, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 11, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   July 14, 1999

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated July 14, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by SSI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Saturn Electronics & Engineering, Inc., a Michigan corporation (the "Parent"), to purchase all issued and outstanding shares of common stock, $.0025 par value (the "Shares"), of Smartflex Systems, Inc., a Delaware corporation (the "Company"), at $10.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

     We request instructions as to whether you wish to tender any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

     Your attention is invited to the following:

     1. The tender price is $10.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

     2. The Offer is being made for all issued and outstanding Shares.

     3. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 6, 1999 (the "Merger Agreement") among the Parent, the Purchaser and the Company. Following the satisfaction or waiver of certain conditions, including approval by stockholders of the Company, if such approval is required by applicable law, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of the Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by the Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of the Parent or the Company or Shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration").

     4. In the event the Purchaser acquires 90% or more of the outstanding Shares at the time of acceptance for payment pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser is required to effect the Merger without prior notice to, or any action by, any other stockholder of the Company, promptly after its acceptance for payment of Shares tendered into the Offer. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. If immediately after the expiration of the Offer at least a majority of the outstanding Shares on a fully-diluted basis have been tendered in the Offer and not withdrawn, then the parties have agreed that the Purchaser will purchase all Shares tendered pursuant to the Offer and the Company will promptly convene a special meeting of the stockholders of the Company for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. The Company has agreed, as soon as practicable after the expiration of the Offer, to file a proxy statement relating to the Merger with the Securities and Exchange Commission, if less than 90% of the Shares have been tendered.

     5. The Purchaser and the Parent have entered into Stock Tender and Voting Agreements each dated as of July 6, 1999 (the "Stockholder Agreements") with certain stockholders of the Company (the "Stockholders"), including all of its directors and executive officers, who own 299,933 outstanding Shares in the aggregate on the date of the Merger Agreement, representing approximately 5% of the outstanding Shares. Under the Stockholder Agreements, each Stockholder agrees, among other things, to validly tender the Shares beneficially owned by it, as well as any Shares subsequently acquired by it. In addition, each Stockholder agreed to vote its Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and agreed to vote against (a) any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement and (b) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each Stockholder also agreed, without limiting the foregoing, to consult with the Parent and vote all Shares beneficially owned by it in such manner as is determined by the Parent to be in compliance with the provisions of the Stockholder Agreements. The Stockholder Agreements are more fully described in Section 12 of the Offer to Purchase. Pursuant to the Stockholder Agreements, each Stockholder has delivered to the Parent, contemporaneously with the execution of its Stockholder Agreement, an irrevocable proxy pursuant to which each Stockholder irrevocably appointed Wallace K. Tsuha, Jr., Jereen G. Trudell and the Parent as its proxies and attorneys-in-fact to exercise the proxy to vote the Shares in the foregoing manner at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time.

     6. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, CALCULATED ON A FULLY DILUTED BASIS, AT THE TIME OF ACCEPTANCE FOR PAYMENT.

     7. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER, UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     8. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, August 11, 1999, unless the Offer is extended by the Purchaser. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay, as promptly as practicable after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 3 of the Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, August 11, 1999, unless and until (i) the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), or (ii) the Purchaser and the Company, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, or by the Purchaser and the Company, shall expire. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by BankBoston, N.A. (the "Depository") of (i) certificates for such shares (or a timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2 of the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     9. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any of or all your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below.

     YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED PROMPTLY TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
               ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            SMARTFLEX SYSTEMS, INC.

     The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase, dated July 14, 1999, of SSI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Saturn Electronics & Engineering, Inc., a Michigan corporation, and the related Letter of Transmittal, relating to shares of common stock, $.0025 par value (the "Shares"), of Smartflex Systems, Inc., a Delaware corporation.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned on the terms and conditions set forth in such Offer to Purchase and the related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED*                        SIGN HERE

SHARES:
      ----------------------------------         -------------------------------

Dated:
      --------------------- , 1999               -------------------------------
                                                         Signature(s)

                                                 -------------------------------

                                                 -------------------------------

                                                 -------------------------------
                                                       Please print name(s)

                                                 -------------------------------

                                                 -------------------------------
                                                             Address

                                                 -------------------------------
                                                 Area Code and Telephone Number

                                                 -------------------------------
                                                     Tax Identification or
                                                     Social Security Number

-------------------------
* Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.